Exhibit 99.1

PSIVIDA CORP. REPORTS RESULTS FOR THE SECOND QUARTER

ENDED DECEMBER 31, 2011

WATERTOWN, MA – February 8, 2012 – pSivida Corp. (NASDAQ: PSDV, ASX: PVA), a leader in developing sustained release, drug delivery products for treatment of back-of-the-eye diseases, today announced financial results for its second quarter ended December 31, 2011.

At December 31, 2011, cash, cash equivalents and marketable securities totaled $18.7 million compared to $21.3 million at September 30, 2011.

“We are continuing to advance our clinical stage product pipeline,” said Paul Ashton, President and CEO. “Although we were extremely disappointed by the recent FDA action, ILUVIEN® for DME is currently at an advanced stage in the European approval process, with Alimera reporting that a decision is expected in the first half of 2012. We are also continuing to progress development of our inserts to treat uveitis affecting the posterior segment of the eye and to treat glaucoma and ocular hypertension.”

The Company’s posterior uveitis product candidate uses the same injectable micro insert as ILUVIEN for DME. The Alimera collaboration agreement allows the Company to reference the ILUVIEN for DME regulatory filings. In the United States, posterior uveitis has been estimated to affect approximately 175,000 people and to be responsible for approximately 30,000 cases of blindness. An investigator-sponsored trial for the insert for posterior uveitis opened in September 2011.

The Company’s proposed glaucoma and ocular hypertension product candidate is an injectable, bioerodible sustained release insert delivering latanoprost and is currently the subject of a dose-ranging study. The Company granted Pfizer an exclusive option under various circumstances to license the development and commercialization worldwide of this insert for human ophthalmic disease other than uveitis.

“We are also pleased with the progress being made in our pre-clinical programs and our technology evaluations,” said Dr. Ashton. “Our Tethadur™ system (based on BioSilicon technology) designed to deliver large biologic molecules, including peptides and proteins, on a sustained basis continues to advance, as does the evaluation of our Durasert™ technology in orthopedic applications. Additionally, in November 2011, we signed a funded technology evaluation agreement with a leading global pharmaceutical company to evaluate our bioerodible Durasert drug delivery technology in ophthalmology.”

Revenues for the second quarter were $630,000 compared to $414,000 a year earlier, primarily reflecting recognition of deferred collaborative research and development revenues from the June 2011 amended and restated Pfizer agreement and increased Retisert® royalty income. As a result of the November 2011 complete response letter issued by the FDA in response to Alimera’s resubmitted new drug application for ILUVIEN for DME and the significant decrease of the Company’s share price at December 31, 2011, the Company recorded a charge of $14.8 million for the impairment of its finite-lived intangible assets in the quarter. The Company reported a net loss of $17.5 million, or $0.84 per share, for the second quarter ended December 31, 2011 compared to a net loss of $2.7 million, or $0.15 per share, for the second quarter of the prior year.

Revenues for the six months ended December 31, 2011 totaled $2.3 million compared to $890,000 for the prior year period, primarily reflecting recognition of deferred collaborative research and development revenues from a terminated 2008 field-of-use license and from the restated Pfizer agreement. The Company reported a net loss of $19.9 million, or $0.96 per share, for the six months ended December 31, 2011 compared to a net loss of $5.8 million, or $0.31 per share, for the same period of the prior year.

Today’s Conference Call Reminder

pSivida Corp. will host a live webcast and conference call today, February 8, 2012, at 4:30 pm ET. The conference call may be accessed by dialing (866) 383-8003 from the U.S. and Canada, or (617) 597-5330 from international locations, passcode 28830453. The conference can also be accessed on the pSivida Corp. website at www.psivida.com. A replay of the call will be available approximately two hours following the end of the call through February 15, 2012. The replay may be accessed by dialing (888) 286-8010 within the U.S. and Canada or (617) 801-6888 from international locations, passcode 58641406.

About pSivida Corp.

pSivida Corp., headquartered in Watertown, MA, develops tiny, sustained release, drug delivery products designed to deliver drugs at a controlled and steady rate for months or years. pSivida is currently focused on treatment of chronic diseases of the back of the eye utilizing its core technology systems, Durasert™ and BioSilicon™. ILUVIEN® for the treatment of Diabetic Macular Edema (DME), which is licensed to Alimera Sciences Inc., is pSivida’s most advanced product candidate and is currently under review by the Medicines and Healthcare products Regulatory Agency in the U.K. and six other EU country regulatory authorities under the decentralized procedure. An investigator-sponsored Investigational New Drug application opened for an injectable insert to treat posterior uveitis of the same design as ILUVIEN for DME, and an investigator-sponsored trial is ongoing for an injectable, bioerodible insert to treat glaucoma and ocular hypertension. pSivida’s two FDA-approved products, Retisert® and Vitrasert®, are implants that provide long-term, sustained drug delivery to treat two other chronic diseases of the retina.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements: Alimera’s ability to obtain regulatory approval of and successfully commercialize ILUVIEN for DME in the EU; actions with respect to regulatory approval of ILUVIEN for DME in the U.S.; ability to obtain additional capital; ability to attain profitability; adverse side effects; exercise by Pfizer of the Latanoprost Product option; ability to complete clinical trials and obtain regulatory approval of product candidates; further impairment of intangible assets; fluctuations in operating results; decline in royalty revenues; ability to find partners to develop and market products;

termination of license agreements; competition; market acceptance of products and product candidates; reduction in use of products as a result of future guidelines, recommendations or studies; ability to protect intellectual property and avoid infringement of others’ intellectual property; retention of key personnel; product liability; consolidation in the pharmaceutical and biotechnology industries; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; credit and financial market conditions; legislative or regulatory changes; volatility of stock price; possible dilution; possible influence by Pfizer; ability to pay any registration penalties; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Released by:

US Public Relations Beverly Jedynak President Martin E. Janis & Company, Inc Tel: +1 (312) 943 1123 bjedynak@janispr.com	pSivida Corp. Brian Leedman Vice President, Investor Relations pSivida Corp. Tel: +61 (0) 41 228 1780 brianl@psivida.com

PSIVIDA CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands except per share amounts)
	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Collaborative research and development	$204	$88	$1,665	$162
Royalty income	426	326	624	728

Total revenues	630	414	2,289	890

Operating expenses:
Research and development	1,992	1,534	4,121	3,276
General and administrative	1,451	2,001	3,512	4,170
Impairment of intangible assets	14,830	—	14,830	—

Total operating expenses	18,273	3,535	22,463	7,446

Loss from operations	(17,643)	(3,121)	(20,174)	(6,556)

Other income (expense):
Change in fair value of derivatives	128	458	170	796
Interest income	11	6	20	12
Other expense, net	—	(3)	(2)	(11)

Total other income	139	461	188	797

Loss before income taxes	(17,504)	(2,660)	(19,986)	(5,759)
Income tax benefit (expense)	44	(35)	99	(44)

Net loss	$(17,460)	$(2,695)	$(19,887)	$(5,803)

Net loss per share:
Basic and diluted	$(0.84)	$(0.15)	$(0.96)	$(0.31)

Weighted average common shares outstanding:
Basic and diluted	20,803	18,531	20,780	18,531

PSIVIDA CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	December 31, 2011	June 30, 2011

Assets
Current assets:
Cash, cash equivalents and marketable securities	$18,680	$24,128
Other current assets	1,173	1,238

Total current assets	19,853	25,366
Intangible assets, net	4,596	21,564
Other assets	499	183

Total assets	$24,948	$47,113

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$912	$1,650
Deferred revenue	1,722	3,212
Derivative liabilities	—	170

Total current liabilities	2,634	5,032
Deferred revenue	4,521	4,635
Deferred tax liabilities	—	13

Total liabilities	7,155	9,680

Stockholders’ equity:
Capital	263,683	262,927
Accumulated deficit	(246,810)	(226,923)
Accumulated other comprehensive income	920	1,429

Total stockholders’ equity	17,793	37,433

Total liabilities and stockholders’ equity	$24,948	$47,113